UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2007 (November 9, 2007)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events

Item 8.01.	Other Events.

On November 9, 2007, State Auto Financial Corporation (“State Auto Financial”) and State Automobile Mutual Insurance Company (“State Auto Mutual”) announced proposed changes to the State Auto Reinsurance Pooling Agreement. The changes include incorporating the operating results of the Beacon Insurance Group, acquired by State Automobile Mutual in March 2007, and State Automobile Mutual’s middle market business into the pooling agreement. In addition, if the previously announced affiliation agreement between State Automobile Mutual and the Patrons Group receives all necessary regulatory and policyholder approvals by December 15, the operating results of Patrons Mutual Insurance Company of Connecticut and Litchfield Mutual Fire Insurance Company would also be included in the pooling agreement. All of the proposed changes are subject to regulatory approval by various Departments of Insurance and would be effective as of January 1, 2008.

Commencing with the effective date of these changes, the participating percentages of certain pooled companies will be adjusted, but State Auto Financial’s insurance subsidiaries’ overall share of the pool will remain at 80%. The Beacon Group, State Automobile Mutual’s middle market insurance and the Patrons/Litchfield businesses produced approximately $100 million of direct premiums written during the first nine months of 2008, comprised of approximately 48% personal lines and 52% business lines. The announced changes are not expected to materially impact the 2008 earnings of State Auto Financial.

Attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference is a press release issued by State Auto Financial on November 9, 2007, announcing the proposed changes to the State Auto Reinsurance Pooling Agreement.

Section 9. Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by State Auto Financial Corporation on November 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: November 13, 2007	By	/s/ Steven E. English
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by State Auto Financial Corporation on November 13, 2007.